                                                                   Exhibit 8 (v)

                   AMENDMENT NO. 4 TO PARTICIPATION AGREEMENT
                                As of May 2, 2005
              Franklin Templeton Variable Insurance Products Trust
                      Franklin/Templeton Distributors, Inc.
                    Farmers New World Life Insurance Company

      Franklin Templeton Variable Insurance Products Trust (the "Trust"), Franklin/Templeton Distributors, Inc. (the "Underwriter," and together with the Trust, "we" or "us") and Farmers New World Life Insurance Company ("you"), on your behalf and on behalf of certain Accounts, have previously entered into a Participation Agreement dated May 15, 2000, as amended May 15, 2000, April 1, 2001 and May 3, 2004 (the "Agreement"). The parties now desire to amend the Agreement in this amendment (the "Amendment").

      Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect. Unless otherwise indicated, the terms defined in the Agreement shall have the same meaning in this Amendment.

                                    AMENDMENT

      For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

1. Schedules C, D, F and G of the Agreement are deleted and replaced in their entirety with the Schedules C, D, F and G attached hereto, respectively.

2. All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

This Amendment is executed effective as of May 2, 2005.

FRANKLIN TEMPLETON VARIABLE             FARMERS NEW WORLD LIFE INSURANCE
INSURANCE PRODUCTS TRUST                COMPANY

By:_____________________________        By:_____________________________________
Name: Karen L. Skidmore                 Name:
Title: Assistant Vice President         Title:

FRANKLIN/TEMPLETON DISTRIBUTORS,
INC.

By:_____________________________
Name: Scott M. Lee
Title: Senior Vice President

                                   SCHEDULE C

  AVAILABLE PORTFOLIOS AND CLASSES OF SHARES OF THE TRUST; INVESTMENT ADVISERS

Franklin Templeton Variable Insurance Products Trust          Investment Adviser
----------------------------------------------------          ------------------
Franklin Small-Mid Cap Growth Securities Fund, Class 2   Franklin Advisers, Inc.
Franklin Small Cap Value Securities Fund, Class 2        Franklin Advisory Services, LLC
Templeton Global Asset Allocation Fund, Class 2          Templeton Investment Counsel, LLC
Templeton Developing Markets Securities Fund, Class 2    Templeton Asset Management, Ltd

                                   SCHEDULE D

                            CONTRACTS OF THE COMPANY

         PRODUCT NAME                 SEPARATE ACCOUNT NAME
        REGISTERED Y/N                  REGISTRATION DATE
#     1933 ACT #, STATE ID #                1940 ACT #                   CLASSES OF SHARES AND PORTFOLIOS
--    ----------------------    --------------------------------    ----------------------------------------
1.    Farmers Variable          Farmers Annuity Separate Account    Class 2 Shares:
      Annuity                   A                                   Franklin Small Mid Cap Growth Securities
      Yes                       April 6, 1999                       Fund
      333-85183                 811-09547                           Franklin Small Cap Value Securities Fund
                                                                    Templeton Global Assets Allocation Fund
                                                                    Templeton Developing Markets Securities
                                                                    Fund

2.    Farmers Flexible          Farmers Variable Life Separate      Class 2 Shares:
      Premium Variable Life     Account A                           Franklin Small Mid Cap Growth Securities
      Policy                    July 29, 1999                       Franklin Small Cap Value Securities Fund
      Yes                       811-09507                           Fund
      333-84023                                                     Templeton Global Assets Allocation Fund
                                                                    Templeton Developing Markets Securities
                                                                    Fund

3.    Farmers                   Farmers Variable Life Separate      Class 2 Shares:
      LifeAccumulator           Account A                           Franklin Small Cap Value Securities Fund
      Yes                       July 29, 1999
      333-100287                811-09507

Exhibit 8(v)

                                   SCHEDULE F

                                RULE 12B-1 PLANS

COMPENSATION SCHEDULE

      Each Portfolio named below shall pay the following amounts pursuant to the terms and conditions referenced below under its Class 2 Rule 12b-1 Distribution Plan, stated as a percentage per year of Class 2's average daily net assets represented by shares of Class 2.

                PORTFOLIO NAME                               MAXIMUM ANNUAL PAYMENT RATE
                --------------                               ---------------------------
Franklin Small-Mid Cap Growth Securities Fund                            0.25%
Franklin Small Cap Value Securities Fund                                 0.25%
Templeton Global Asset Allocation Fund                                   0.25%
Templeton Developing Markets Fund                                        0.25%

AGREEMENT PROVISIONS

      If the Company, on behalf of any Account, purchases Trust Portfolio shares ("Eligible Shares") which are subject to a Rule 12b-1 plan adopted under the 1940 Act (the "Plan"), the Company may participate in the Plan.

      To the extent the Company or its affiliates, agents or designees (collectively "you") provide any activity or service which is primarily intended to assist in the promotion, distribution or account servicing of Eligible Shares ("Rule 12b-1 Services") or variable contracts offering Eligible Shares, the Underwriter, the Trust or their affiliates (collectively, "we") may pay you a Rule 12b-1 fee. "Rule 12b-1 Services" may include, but are not limited to, furnishing personal services to owners of Contracts which may invest in Eligible Shares ("Contract Owners"), education of Contract Owners, answering routine inquiries regarding a Portfolio, coordinating responses to Contract Owner inquiries regarding the Portfolios, maintaining such accounts or providing such other enhanced services as a Trust Portfolio or Contract may require, or providing other services eligible for service fees as defined under NASD rules. Your acceptance of such compensation is your acknowledgment that eligible services have been rendered. All Rule 12b-1 fees, shall be based on the value of Eligible Shares owned by the Company on behalf of its Accounts, and shall be calculated on the basis and at the rates set forth in the Compensation Schedule stated above. The aggregate annual fees paid pursuant to each Plan shall not exceed the amounts stated as the "annual maximums" in the Portfolio's prospectus, unless an increase is approved by shareholders as provided in the Plan. These maximums shall be a specified percent of the value of a Portfolio's net assets attributable to Eligible Shares owned by the Company on behalf of its Accounts (determined in the same manner as the Portfolio uses to compute its net assets as set forth in its effective Prospectus). The Rule 12b-1 fee will be paid to you within thirty (30) days after the end of the three-month periods ending in January, April, July and October.

      You shall furnish us with such information as shall reasonably be requested by the Trust's Boards of Trustees ("Trustees") with respect to the Rule 12b-1 fees paid to you pursuant to the Plans. We shall furnish to the Trustees, for their review on a quarterly basis, a written report of the amounts expended under the Plans and the purposes for which such expenditures were made.

      The Plans and provisions of any agreement relating to such Plans must be approved annually by a vote of the Trustees, including the Trustees who are not interested persons of the Trust and who have no financial interest in the Plans or any related agreement ("Disinterested Trustees"). Each Plan may be terminated at any time by the vote of a majority of the Disinterested Trustees, or by a vote of a majority of the outstanding shares as provided in the Plan, on sixty
(60) days' written notice, without payment of any penalty. The Plans may also be terminated by any act that terminates the Underwriting Agreement between the Underwriter and the Trust, and/or the management or administration agreement between Franklin Advisers, Inc. and its affiliates and the Trust. Continuation of the Plans is also conditioned on Disinterested Trustees being ultimately responsible for selecting and nominating any new Disinterested Trustees. Under Rule 12b-1, the Trustees have a duty to request and evaluate, and persons who are party to any agreement related to a Plan have a duty to furnish, such information as may reasonably be necessary to an informed determination of whether the Plan or any agreement should be implemented or continued. Under Rule 12b-1, the Trust is permitted to implement or continue Plans or the provisions of any agreement relating to such Plans from year-to-year only if, based on certain legal considerations, the Trustees are able to conclude that the Plans will benefit each affected Trust Portfolio and class. Absent such yearly determination, the Plans must be terminated as set forth above. In the event of the termination of the Plans for any reason, the provisions of this Schedule F relating to the Plans will also terminate. You agree that your selling agreements with persons or entities through whom you intend to distribute Contracts will provide that compensation paid to such persons or entities may be reduced if a Portfolio's Plan is no longer effective or is no longer applicable to such Portfolio or class of shares available under the Contracts.

      Any obligation assumed by the Trust pursuant to this Agreement shall be limited in all cases to the assets of the Trust and no person shall seek satisfaction thereof from shareholders of the Trust. You agree to waive payment of any amounts payable to you by Underwriter under a Plan until such time as the Underwriter has received such fee from the Trust.

      The provisions of the Plans shall control over the provisions of the Participation Agreement, including this Schedule F, in the event of any inconsistency.

      You agree to provide complete disclosure as required by all applicable statutes, rules and regulations of all rule 12b-1 fees received from us in the prospectus of the Contracts.

                                   SCHEDULE G

                              ADDRESSES FOR NOTICES

To the Company:                  Farmers New World Life Insurance Company
                                 3003 77th Avenue, S.E.
                                 Mercer Island, Washington  98040
                                 Attention: C. Paul Patsis, President

         with a copy to:         Farmers New World Life Insurance Company
                                 3003 77th Ave. SE
                                 Mercer Island, Washington  98040
                                 Attention: James P. Brennan, Sr.
                                 Chief Compliance Officer and Corporate Counsel

To the Trust:                    Franklin Templeton Variable Insurance Products
                                   Trust
                                 1 Franklin Parkway, Bldg. 920, 2nd Floor San
                                 Mateo, California  94403 Attention: Karen L.
                                 Skidmore Assistant Vice President

To the Underwriter:              Franklin Templeton Distributors, Inc.
                                 1 Franklin Parkway, Bldg. 910, 1st Floor
                                 San Mateo, California  94403
                                 Attention: Scott M. Lee
                                 Senior Vice President

If to the Trust or Underwriter
with a copy to:                  Murray Simpson, General Counsel
                                 Franklin Templeton Investments
                                 1 Franklin Parkway, Bldg. 920, 2nd Floor
                                 San Mateo, California  94403